Exhibit 99.1

Bellerophon Reports 2015 Second Quarter Operational and Financial Results

- On Track to Initiate Phase 3 Trial for INOpulse® in Patients with PAH in the Second Half of 2015 -

Hampton, NJ, August 13, 2015 —Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today reported operational and financial results for the second quarter ended June 30, 2015.

Jonathan Peacock, Chairman and Chief Executive Officer of Bellerophon Therapeutics, commented, “The Company continues to make good progress in bringing forward an important therapy for patients suffering Pulmonary Hypertension by combining an established therapy in the form of Nitric Oxide, a novel delivery system and a very experienced team.  We expect to enroll our first patient in the Phase 3 program for Pulmonary Arterial Hypertension before the end of this year.”

During the quarter, the Company reported progress in the clinical development of its lead program: INOpulse®.  In June 2015, the European Medicines Agency (EMA) confirmed its formal acceptance of the Company’s Phase 3 program for INOpulse, for patients with Pulmonary Arterial Hypertension (PAH). Additionally, Bellerophon entered final discussions with the U.S. Food and Drug Administration (FDA) on the Special Protocol Assessment package the Company submitted in April 2015. Based on these agencies’ general agreement to the Phase 3 development plan, the Company plans to conduct two confirmatory Phase 3 clinical trials for INOpulse in PAH, either sequentially or in parallel, and expects to enroll its first patient later this year.

Bellerophon also made progress during the quarter in the potential application of INOpulse for the treatment of patients with Pulmonary Hypertension associated with COPD (PH-COPD). Building on its Phase 2a study conducted in 2014, during the quarter the Company began working with FLUIDDA, Inc., a leader in the field of Functional Respiratory Imaging. This work has further validated the mechanism of action of nitric oxide therapy using INOpulse for these patients, demonstrating an increase in blood volume in the vessels of the lung following acute administration of nitric oxide with INOpulse.

Given the flexibility of the INOpulse technology, Bellerophon also focused on further expansion of its product pipeline during the quarter. With direct feedback from the Company’s Scientific Advisory Board and the important unmet medical need, Bellerophon began to explore the application of its INOpulse therapy to treat patients suffering from pulmonary hypertension associated with pulmonary fibrosis. Moreover, on July 29, 2015, Bellerophon announced the expansion of its license agreement with Mallinckrodt Pharmaceuticals, allowing the Company to develop the INOpulse program for the treatment of three additional, key indications: chronic thromboembolic pulmonary hypertension (CTEPH), pulmonary hypertension associated with sarcoidosis, and pulmonary hypertension associated with pulmonary edema from high altitude sickness.

The Company plans to present detailed results from the Preservation 1 trial for its Bioabsorbable Cardiac Matrix (BCM) program, for which top line results were announced on July 27, 2015, at the European Society of Cardiology meeting in London on September 1, 2015.  The Company does not intend to proceed with further clinical development of BCM until and unless the Company can determine an alternative path forward. This may involve a different patient group or a combination treatment with cell therapies.

Second Quarter 2015 Financial Results

For the second quarter of 2015, Bellerophon reported a net loss of $11.6 million, a 31% improvement compared to a net loss of $16.9 million in the second quarter 2014.  The decrease in net loss was primarily due to a reduction in research and development expenses as well as lower general and administrative expenses during the period.

Research and development expenses for the second quarter of 2015 declined to $8.4 million from $12.8 million in the second quarter of 2014. The decrease was primarily due to reduced clinical activity related to the Company’s INOpulse for PAH and PH-COPD clinical programs during the second quarter of 2015, compared to the same period in 2014, as a result of the completion of the Phase 2 trial for INOpulse in PAH in late-2014, and the Phase 2a trial for INOpulse for PH-COPD in mid-2014.

General and administrative expenses for the second quarter of 2015 declined to $3.4 million compared with $4.2 million for the second quarter of 2014, primarily due to a reduction in stock-based compensation expense and professional service fees.

Financial Highlights

As of June 30, 2015, the Company had cash, cash equivalents and restricted cash of $54.7 million and short-term investments of $4.2 million. The Company expects that its cash, cash equivalents and restricted cash as of June 30, 2015 will be used primarily to fund the first of two Phase 3 trials for INOpulse in PAH, which is expected to enroll the first patient by the end of 2015. Management expects these funds will be sufficient to complete this first Phase 3 trial and is working on a detailed operating and restructuring plan to that end which should be finalized in the next few weeks.

On July 9, 2015, the Company entered into an amendment to its transition services agreement, or TSA, with Mallinckrodt, advancing the termination date from February 9, 2016 to September 30, 2015. Pursuant to this amendment, within five business days after September 30, 2015, the Company will receive from escrow $3.3 million, which is equal to the amount it deposited to pay transition service fees for the period from October 1, 2015 to February 9, 2016.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary and cardiac diseases. The Company is currently developing two product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery device. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company intends to commence Phase 3 clinical trials in 2015, and the other for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD), which is in Phase 2 development. The Company is also reviewing alternative paths forward for its Bioabsorbable Cardiac Matrix program. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about clinical development of our product candidates and expectations regarding the sufficiency of our cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Bellerophon Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating expenses:
Research and development	$8,426	$12,769	$17,946	$24,809
General and administrative	3,435	4,194	8,008	6,664
Total operating expenses	11,861	16,963	25,954	31,473
Other operating income	251	—	1,417	—
Loss from operations	(11,610)	(16,963)	(24,537)	(31,473)
Interest Income	27	48	46	48

Pre-tax loss	(11,583)	(16,915)	(24,491)	(31,425)

Income tax benefit (expense)	—	—	—	—
Net loss and comprehensive loss	$(11,583)	$(16,915)	$(24,491)	$(31,425)

Weighted average shares/units outstanding:
Basic and diluted	12,910,975	7,898,301	11,554,593	7,898,640

Net loss per share/unit:
Basic and diluted	$(0.90)	$(2.14)	$(2.12)	$(3.98)

Bellerophon Therapeutics, Inc.

Condensed Consolidated Balance Sheet

(In thousands) (Unaudited)

	June 30, 2015	December 31, 2014

Assets

Current assets:
Cash and cash equivalents	$48,509	$16,815
Restricted cash	6,179	9,264
Short-term investments	4,165	—
Receivables - Due from Ikaria, Inc.	167	—
Prepaid expenses and other current assets	1,839	1,602
Total current assets	60,859	27,681

Restricted cash, non-current	—	1,548
Deferred transaction costs	—	2,466
Property and equipment, net	1,513	1,696
Total assets	$62,372	$33,391

Liabilities and Stockholders’ / Members’ Equity

Current liabilities:
Accounts payable	$966	$376
Accrued research and development	6,103	6,666
Accrued expenses	2,832	2,751
Due to Ikaria, Inc.	1,251	661
Total current liabilities	11,152	10,454
Total liabilities	11,152	10,454

Total stockholders’ / members’ equity	51,220	22,937

Total liabilities and stockholders’ / members’ equity	$62,372	$33,391

Contact
At Bellerophon:	At Rx Communications Group:
Amit Agrawal, Chief Operating Officer	Paula Schwartz
(908) 574-4770	(917) 322-2216
pschwartz@rxir.com

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